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                                                                    Exhibit (11)



                                            CONSENT OF INDEPENDENT AUDITORS





THE METROPOLITAN WEST FUNDS:


We consent to (a) the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-18737 on Form N-1A of our report on the statements of assets and liabilities of the Metropolitan West Total Return Bond Fund and the Low Duration Bond Fund (the "Funds") as of March 27, 1997 dated March 27, 1997 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "General Information" in the Prospectus, and (c) the reference to us under the heading "Additional Information" in Part B, the Statement of Additional Information of such Registration Statement.



DELOITTE & TOUCHE LLP




April 10, 1998



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